Exhibit 4.4

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT

MUSTANG ALLIANCES, INC.

CONVERTIBLE NOTE

$25,000.00	March 28, 2011

FOR VALUE RECEIVED, Mustang Alliances, Inc.., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of Zegal and Ross Capital LLC (the “Holder”) the principal sum of Twenty Five Thousand Dollars ($25,000.00), with interest accruing thereon at the IRS imputed interest rate, on the date which is six months from the date hereof (the “Maturity Date”), if not sooner paid or converted as provided herein.

ARTICLE I
GENERAL PROVISIONS

1.1   Interest Rate. Interest payable on this Note shall accrue at the annual rate based on the IRS imputed interest rate as of the date hereof and be payable in arrears on the Maturity Date, accelerated or otherwise, when the principal and accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2   Prepayment. Provided that an Event of Default, nor an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, the Borrower may, upon not less than ten (10) business days prior notice prepay all or a portion of the principal and accrued interest thereon. Holder may exercise its conversion rights during such ten (10) day notice period. Any prepayment may be in whole or in part at any time and from time to time without prepayment charge or penalty.

1.3   Mandatory Payment. Not whithstanding anything contained herein to the contrary, Noteholder has the right to demand payment at any time.

ARTICLE II
CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into ordinary shares of the Borrower (“Common Stock”) as set forth below.

2.1.   Conversion into Common Stock.

(a)    The Holder shall have the right, from and after the date hereof and then at any time until this Note is fully paid, to convert any or all of the outstanding and unpaid principal portion of this Note including accrued interest thereon into fully paid and nonassessable shares of Common Stock based on twenty five cents ($0.25) per share. Upon delivery to the Company of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. If Borrower elects to convert a portion of this Note pursuant to the terms hereof, the number of shares of Common Stock shall be proportionate to the amount converted, including accrued interest, at such time.

The number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.   Merger, Sale of Assets, etc. If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), this Note, as to the unpaid principal portion thereof, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.            Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.            Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)    During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 100% of the amount of shares of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2   Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3   Conversion on Maturity. Notwithstanding anything contained herein to the contrary, on the Maturity Date all outstanding principal and accrued interest thereon shall be converted to Common Stock as provided above. In the event that Common Stock is issued to the Holder as a result of this provision, the Borrower shall also issue the Holder a 2-year warrant to purchase 100,000 shares of the Borrower at fifty cents ($0.50) per share. Said warrant shall also provide for a cashless exercise by the Holder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; COVENANTS

3.1   Borrower Representations and Warranties. The Borrower hereby represents and warrants to the Holder that:

(a)   The Borrower understands and acknowledges that the number of shares of Common Stock issuable upon conversion of this Note will increase in certain circumstances. The Borrower further acknowledges that its obligation to issue the shares upon conversion of this Note in accordance with its terms is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Borrower;

(b)   The provisions hereunder, including without limitation, the issuance of the shares upon conversion of this Note are enforceable against the Borrower and that the Borrower presently has no claims or defenses of any nature whatsoever with respect to the issuance of the shares;

(c)   The execution and delivery of this Note and the issuance of the Common Stock in accordance with the terms hereof shall be exempt from the registration requirements of the Securities Act of 1933, as amended; and

(d)   The issuance of this Note is duly authorized. Upon conversion in accordance with the terms of this Note, the shares of Common Stock, when issued, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. The Company has reserved from its duly authorized capital stock the appropriate number of shares of Common Stock for issuance upon conversion of this Note as required by the terms of this Note.

3.2   Covenants. The Borrower covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(e)   Do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(f)   Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower has maintained adequate reserves with respect thereto in accordance with GAAP;

(g)   Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it (collectively, “Requirements”) of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Borrower or any of its properties, except where the failure to so comply would not have a material adverse effect on the Borrower or any of its properties; provided, however, that nothing provided herein shall prevent the Borrower from contesting the validity or the application of any Requirements;

(h)   Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

(i)   The Borrower, or its parent company or successor, as the case may be, shall furnish to the Holder so long as the Holder owns Common Stock, promptly upon request, (i) a written statement by the Borrower that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Borrower and such other reports and documents so filed by the Borrower, and (iii) such other information as may be requested to permit the Holder to sell such securities pursuant to Rule 144 without registration;

(j)   On the date hereof, the Borrower shall reserve for issuance to the Holder a sufficient amount of shares for issuance upon conversions of the Note (the “Share Reserve”). The Borrower represents that it has sufficient authorized and unissued shares of Common Stock available to create the Share Reserve after considering all other commitments that may require the issuance of Common Stock. The Borrower shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the full conversion of the Note. If at any time the Share Reserve is insufficient to effect the full conversion of the Note, the Borrower shall increase the Share Reserve accordingly. If the Company does not have sufficient authorized and unissued shares of Common Stock available to increase the Share Reserve, the Borrower shall call and hold a special meeting of the shareholders within thirty (30) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Borrower’s management shall recommend to the shareholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock; and

(k)   Notify the Holder in writing, promptly upon learning thereof, of any litigation or administrative proceeding commenced or threatened against the Borrower involving a claim in excess of $10,000.

3.3   Representations and Warranties of Holder. The Holder hereby represents and warrants to the Borrower as follows:

(a)    The Holder is acquiring the Note and the securities into which they may be converted for its own account, for investment and not with a view to or in connection with any distribution or resale thereof. The Holder does not have any contract, understanding, agreement or arrangement with any person to sell or transfer the Note or the securities into which it may be converted.

(b)   The Holder understands that (a) neither the Note nor any securities issuable upon conversion thereof has been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any jurisdiction and (b) the economic risk of an investment in the Note must be borne for an indefinite period of time because neither the Note nor the securities into which they may be converted may be sold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from registration under the Securities Act is or becomes available.

(c)   The Holder (a) is knowledgeable with respect to the financial, tax and business aspects of ownership of the Note and the securities into which they may be converted and of the business of the Company and (b) can bear the economic risk of an investment in the Note including the complete loss thereof. By virtue of its own knowledge and experience in financial and business matters, the Holder is capable of evaluating the merits and risks of making this investment. The Holder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(d)   The Holder represents that it has reviewed the reports filed by the Company with the SEC, has made inquiry concerning the Company, its business and its personnel, and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and the business, properties, prospects and financial condition of the Company; the officers of the Company have made available to the Holder any and all written information which it has requested and have answered to such Holder’s satisfaction all inquiries made by it. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Note or the right of the Holder to rely thereon.

(e)   Neither the Holder nor any of the directors, officers or affiliates of the Holder possess any material, non public information regarding the Company or its prospects.

(f)   It is understood that the Note and the securities into which the Note is convertible into may bear part or all of the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT OR TO AN AFFILIATE.

(g)   The Holder has the requisite power and authority to purchase the Note. The execution, delivery and performance by such Purchaser of this Note do not contravene the terms of such Holder's organizational documents and do not violate, conflict with or result in any breach or contravention of any contract or agreement of the Holder or constitute a violation of any law, regulation, judgment, order or decree applicable to the Holder.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable under all the Notes immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

4.1   Failure to Pay Principal. The Borrower fails to pay any unpaid principal under this Note on the closing of any financing by the Borrower prior to the Maturity Date.

4.2   Failure to Deliver Shares. The Borrower’s failure to deliver the Common Stock within ten days of the receipt of a Notice of Conversion or within ten days of the Maturity Date.

4.3   Liquidation. Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

4.4   Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

4.5   Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.6   Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

4.7   Breaches of Covenants. The Borrower or its subsidiaries, if any, shall fail to observe or perform any other covenant, obligation, condition or agreement contained in the Notes.

4.8   Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Holder included in this Note or in connection therewith, or as an inducement to the Holder to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished or becomes false thereafter.

ARTICLE V
MISCELLANEOUS

5.1   Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2   Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: 410 Park Avenue, New York, NY, and (ii) if to the Holder, to:  .

5.3   Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4    Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

5.5   Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the courts located in the State of New York. Both parties agree to submit to the jurisdiction of such courts. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.6   Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7   Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

MUSTANG ALLIANCES, INC.

By:	/s/ Leonard Sterrnheim
Name:	Leonard Sterrnheim
Title:	CEO

ZEGAL AND ROSS CAPITAL LLC

By:	/s/ Mark Segal
Name:	Mark Segal
Title:	Director

Exhibit A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $of the principal due on the Note issued by Mustang Alliances, Inc. on ____ ___, 2011to shares of Common Stock of Mustang Alliances, Inc. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Shares To Be Delivered:

Signature:

Print Name:

Address:

Social Security/Employer Identification Number: